Exhibit 11.1

Micro Focus Code of Conduct

A message from Stephen Murdoch, Chief Executive Officer

At Micro Focus International plc and its group companies, we are committed to maintaining the highest ethical standards in our business dealings around the world. Our Code of Conduct sets out the standards that guide our business practices and govern our behaviour.

The Board of Directors and I require a culture of integrity and honesty in all our business dealings worldwide. In particular we take a zero-tolerance approach towards dishonesty, bribery or corruption of any type in all parts of our business operations and in every part of the Micro Focus group. We require the same standards from our third party business partners.

It is essential that we work together to address any issues that arise under this Code of Conduct, any related policies or local legal requirements. This includes all of us taking action and reporting what does not seem right.

It is the responsibility of each employee to apply the highest ethical standards in making business decisions including where there is no stated guideline in this Code of Conduct.

Thank you for playing your part in ensuring that Micro Focus maintains its commitment to the highest ethical business conduct and compliance.

Yours sincerely,

Stephen Murdoch
Chief Executive Officer

Table of Contents

Section A:
How is this Code of Conduct governed?	1

Section B:
How does this Code of Conduct apply to you?	3

Section C:
Standards for business conduct and key obligations	7

1	Key Compliance and Ethical Standards	8

1.1	Anti-Bribery and Corruption	8
1.2	Gifts and Hospitality	9
1.3	Charitable Donations and Political Activities	9
1.4	Anti-Money Laundering and Proceeds of Crime	10
1.5	Fraud Prevention	10
1.6	Tax Evasion	11
1.7	Conflicts of Interest	11
1.8	International Trade	12
1.9	Share Dealing and Insider Trading	13

2	Records and Sensitive Information	14

2.1	Accurate Business Records	14
2.2	Information Security	15
2.3	Data Privacy	15
2.4	Acceptable Use of Company Equipment and Other Resource	16
2.5	Intellectual Property, Confidential Information and Use of Brands	16

3	People and the Environment	18

3.1	Equal Treatment	18
3.2	Anti-Harassment and Anti-Bullying	18
3.3	Human Rights and Anti-Slavery	19
3.4	Environment, Health, Safety and Security	19

4	Competition and Antitrust	20

4.1	Antitrust and Competition Law	20
4.2	Obtaining and Using Competitor Information Appropriately	20

5	Responsible Marketing and Communications	21

6	Third Parties	22

7	Investigations	23

Section A: Governance The Board of Directors The Board of Directors (Board) is responsible for: - the approval and implementation of this Code of Conduct as part of its role in establishing the highest ethical standards and a zero tolerance approach to bribery and corruption. The Board has ultimate responsibility for the review and approval of Micro Focus’ policies. - appointing a senior officer accountable for oversight of the Code of Conduct, namely the Group Compliance Officer - ensuring that throughout the business the Code of Conduct is understood and that the rules and principles within it are followed

Micro Focus Code of Conduct | Section A

Group Compliance Officer (GCO)

The GCO oversees Micro Focus’ legal compliance and ethics program which is managed day-to-day by the compliance team in Legal.

The GCO is responsible for:

-
distributing copies of the Code of Conduct annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with it. Each employee will be required to agree to comply with the Code of Conduct. The standards set out in the Code of Conduct will be communicated to suppliers, business partners and other intermediaries who are expected to observe and comply with them

-	being the escalation point of contact for employees, suppliers, business partners and other intermediaries who are concerned about breaches of this Code of Conduct

-	managing Micro Focus’ ethical and reputational risks, working closely with the Board and Micro Focus’ Compliance and Audit Committees

-	supervising the Compliance Committee’s role in relation to anti-bribery and corruption risk

-	reporting to the Board and Audit Committee

-	otherwise promoting an atmosphere of responsible and ethical conduct

Compliance Committee

The Compliance Committee is responsible for:

-	the business ethics risk assessment process, including its implementation, review and monitoring

-	agreeing the Code of Conduct and the underlying policies and recommending these and any updates to the Board for approval

-	implementing the Code of Conduct

-	communicating the Code of Conduct, training and monitoring compliance with the Code of Conduct

-	providing assistance to the GCO in the exercise of his or her functions

Employee and Management Commitment and Support

In turn, the Board requires that all employees including managers fully support the GCO and Compliance Committee and provide the GCO with feedback and reports on the Code of Conduct and Micro Focus’ rules, controls, policies and procedures, to ensure that the highest standards are maintained.

Section B: How does this Code of Conduct apply to you? Using the Micro Focus Code of Conduct This Code of Conduct is designed to communicate the high standards expected of our business. Further details are held in underlying policies which are referred to throughout this Code of Conduct. It is a requirement of this Code of Conduct that all rules, controls, policies and procedures issued by the company must be complied with, including in particular the Chart of Approvals. Violations of this Code of Conduct will not be tolerated and may result in disciplinary action, up to and including termination of employment or contract. Violations may, in appropriate cases, also result in legal action or referral for criminal prosecution. Micro Focus does not tolerate retaliation against anyone who raises a concern or question honestly and in good faith.

Micro Focus Code of Conduct | Section B

Who does this apply to?

Companies

This Code of Conduct applies globally to every company within the Micro Focus International plc group of companies (Micro Focus).1

Employees

All directors, officers and employees of Micro Focus at all levels must comply with this Code of Conduct.2,3

Contract Worker

Contract workers and contingent workers are required to observe the same standards and act consistently with this Code of Conduct. The relevant Micro Focus-approved contract terms, codes and policies must be used when engaging contract workers or contingent workers.

Third Parties

Third parties are required to observe the same standards and act consistently with this Code of Conduct when acting on our behalf.

The relevant Micro Focus-approved contract terms, codes and policies must be used when engaging partners or suppliers.

[1]	References to “Micro Focus”, “we”, “us” and “our” are to Micro Focus companies in general or those employees who work for them.

[2]
For those countries that require consultation with works councils or other employee representatives, this Code of Conduct is not intended to provide country-specific complete information and in no way reflects that final decisions have been made at a country level. With respect to such countries, final decisions are subject to prior consultation with works councils and other employee representatives, as required, and in compliance with local laws.

[3]	You are required to comply with this Code of Conduct at all times but this Code of Conduct is not formally part of any employee’s contract of employment and therefore may be amended at any time.

Micro Focus Code of Conduct | Section B

Your responsibilities

This Code of Conduct outlines Micro Focus’ requirements with respect to your legal and ethical obligations. Micro Focus expects you to:

☑	Apply the highest ethical standards in making business decisions

☑	Read and make sure you understand and follow this Code of Conduct, and the risks associated with your role

☑	Seek advice when unsure how to respond to a situation

☑	Raise concerns about breaches of this Code of Conduct

☑	Promote these standards and behaviours amongst your colleagues and, if you are a manager, promote them with your team and act as a role model

☑	Expect the highest standards of behaviour from others around you

Unsure about a decision or action?

Consider the following:

☑	Is it legal?

☑	Am I authorised to do it?

☑	Is it consistent with this Code of Conduct and relevant Micro Focus rules, controls, policies and procedures?

☑	Is it the right thing to do?

☑	How would others perceive this if it became public knowledge?

The above considerations are designed to make sure we appropriately consider the soundness and impact of our business decisions.

If you are uncomfortable with the answer to any of the above questions, please seek advice (see “How to Raise a Concern” below).

Training

To support this Code of Conduct all employees are required to take part in regular training, including on anti-bribery and corruption matters.

Micro Focus Code of Conduct | Section B

How to raise a concern

Micro Focus does not tolerate retaliation against anyone who raises a concern or question honestly and in good faith

If you have questions or concerns, consider whether you can resolve them by speaking with your manager or, if you would prefer to escalate, by speaking to your manager’s manager or relevant head of department. Third parties can raise concerns with their relevant Micro Focus contact or Micro Focus Country Manager.

You may also contact the Legal Team directly to ask questions or report issues on the topics covered by this Code of Conduct using the Internal Contact Point set out below. Use this if you have questions or to report a concern regarding issues such as corruption, fraud, conflicts of interest, harassment, discrimination, misuse of Micro Focus assets, confidential competitor information or other business reputation or ethics issues.

Our Whistleblowing Policy provides guidance on how reports will be managed including anonymous reports.

Internal Contact Point

Email: compliance@microfocus.com

Postal address:
Micro Focus, Attn: Legal Department, The Lawn, 22-30 Old Bath Road,
Newbury Berkshire , RG14 1QN United Kingdom

Independent Contact Point

A telephone and webform reporting service is provided by an independent supplier to enable anonymity where permitted and a range of local language translation services:

Website: www.microfocus.ethicspoint.com

Whistleblowing Policy
Further information on how to raise concerns is available to employees and contract staff

Section C: Standards for business conduct and key obligations This section of the Code of Conduct identifi the areas we must all consider and follow (regardless of role, department or function). We are open, honest and ethical in all our dealings We hold ourselves to the highest ethical standards We always obey the law Q:Different countries have different cultures and laws. Does this Code of Conduct apply worldwide?A:Yes. This Code of Conduct establishes standards for our business conduct which are applicable throughout the Micro Focus group of companies worldwide. These standards apply regardless of any lower standards as a result of local customs, cultures or laws. Please note, where local law should apply a higher standard then that higher standard will apply.

1 Key Compliance and Ethical Standards We follow the law and conduct business according to the highest ethical standards
1.1	Anti-Bribery and Corruption

We will not under any circumstance accept or pay bribes (including facilitation payments).

Micro Focus adopts a zero tolerance policy towards bribery. You must not offer, promise, give, request or accept money or anything of value to or from any person, including government officials, political parties, or commercial-sector parties, to improperly obtain or retain business, secure an improper advantage, or otherwise influence them to act improperly. You must not make any facilitation payments either.

Q: What is a facilitation payment?

A: A facilitation or “grease” payment is a payment, generally of low value, made to a government or regulatory official to facilitate or expedite a routine, non-discretionary government or controlled activity that the official is required to perform as a matter of course.

Your Key Obligations

•
Do not offer or provide bribes or other improper payments or inducements to win business or to influence a business decision, whether directly or through another party, even if it means losing business

•	Do not request or accept a bribe or kickback of any sort

•	Report any requests for, or offers of, bribes or kickbacks to your manager

•	Do not make facilitation payments and report any requests for facilitation payments

•	Ensure that our commissions or fee arrangements cannot be used as bribes on our behalf or otherwise present a bribery risk

Anti-Bribery and Corruption Policy

Micro Focus Code of Conduct | Section C

1.2	Gifts and Hospitality

Gifts or hospitality offered or received which are intended to unduly influence business decisions are not permitted.

You may provide or accept gifts, meals, travel, entertainment or other items of value but only when appropriate and in compliance with our relevant policies and procedures.

Your Key Obligations

•	Follow the Gifts and Hospitality Policy. Ensure you have the correct approvals and register Gifts and Hospitality where required

•	Certain types of Gifts and Hospitality are prohibited. In particular, you cannot give, offer or receive a gift or hospitality:

-	to a public official without appropriate approvals

-	to or from a party engaged in a tender or competitive bidding process with Micro Focus

-	that is illegal or inappropriate

•
Gifts, meals, travel and entertainment must be reasonable for the business relationship and intended only to improve Micro Focus’ image, better represent products and services or establish cordial relationships

Anti-Bribery and Corruption Policy
Gifts and Hospitality Policy

1.3	Charitable Donations and Political Activities

All contributions on behalf of or relating to Micro Focus (whether directly or indirectly) to political parties, campaigning organisations, individual politicians or political candidates are prohibited unless specifically approved by the Board of Micro Focus.

Political activities (such as political campaigning or political lobbying) should not be undertaken on behalf of or relating to Micro Focus or using Micro Focus facilities, equipment or assets unless specifically approved by the Board of Micro Focus.

Your personal charitable and political activities must be kept separate from your role at Micro Focus.

Your Key Obligations

•	Always avoid conflicts of interest with, or reputational damage to, Micro Focus

•	Do not pressure others to contribute to or join your preferred charities, groups or political activities

•	Make clear when expressing political views that these are your own and not those of Micro Focus

Q: Can I ask for charitable donations from fellow employees?

A: Yes, provided that you make clear that you are asking for the donation in your personal capacity. You should also apply common sense when determining whether the charity in question is appropriate given the nature of Micro Focus’ business.

Micro Focus Code of Conduct | Section C

1.4	Anti-Money Laundering and Proceeds of Crime

Micro Focus must not participate in, and must comply with all applicable laws concerning, money laundering.

Money laundering means the process of hiding the origin of money obtained through crime (the “proceeds of crime”) within lawful business activities and also describes the use of any money to fund terrorism.

Your Key Obligations

•	You must not participate in acquiring, using, converting, concealing or possessing the proceeds of crime, help another person to do so or assist terrorist financing in any way

•	You should immediately consult with Finance or the Legal Team if you suspect that Micro Focus is, or risks, participating in a transaction which may involve money laundering or terrorist financing

•	Always know who we are doing business with by conducting appropriate due diligence

•	Be curious and practice professional scepticism, especially with a new partner or supplier

Anti-Fraud Policy
Anti-Bribery and Corruption Policy

1.5	Fraud Prevention

Micro Focus does not tolerate or permit any form of fraud or fraudulent activity.

Fraud is an important financial and reputational threat to Micro Focus and it is the responsibility of everyone connected with the business to assist in the prevention and detection of fraud.

All cases of actual and suspected fraud will be investigated thoroughly and promptly, and disciplinary actions and legal proceedings will be taken where appropriate. Micro Focus will seek to recover any losses that arise in all proven cases.

Your Key Obligations

•	You should have an understanding of the fraud risks in your business area and regularly consider if processes under your control might be at risk, or might require additional checks

•	Be alert to the possibility that unusual events or transactions could be symptoms of fraud and/or corruption

•	Instil and encourage an anti-fraud culture within Micro Focus by complying with Micro Focus rules, controls, policies and procedures

•	If you suspect fraud, you must report details immediately. See “How to Raise a Concern” in Section A

•	Remember, do not attempt to investigate an alleged or suspected fraud other than under the co-ordination of the Legal Team, as this could prejudice further inquiries

Anti-Fraud Policy
Anti-Bribery and Corruption Policy
Gifts and Hospitality Policy

Micro Focus Code of Conduct | Section C

1.6	Tax Evasion

It is a criminal offence to evade paying tax. It is also a criminal offence in many countries to knowingly assist others to evade taxes Micro Focus does not tolerate or permit any tax evasion activity.

The term “tax evasion” refers to the illegal evasion of taxes where individuals or organisations dishonestly or fraudulently under-declare their taxes.

We are committed to preventing and detecting all forms of tax evasion activity in relation to our business by any employee, individual or organisation working for or on behalf of Micro Focus, including by our contractors, subcontractors and other third parties.

All cases of actual and suspected tax evasion activity will be investigated thoroughly and promptly. Disciplinary actions and legal proceedings will be taken where appropriate. Micro Focus will seek to recover any losses that arise in all proven cases.

Your Key Obligations

•	You must not participate in tax evasion or intentionally help another person to do so

•	Instil and encourage an anti-tax evasion culture within Micro Focus by adopting and enforcing relevant Micro Focus rules, controls, policies and procedures

•
Immediately raise concerns if you suspect that Micro Focus is, or risks, participating in any transaction which may involve tax evasion, or if you suspect that that any organisation working for or on behalf of Micro Focus is involved with tax evasion. See “How to Raise a Concern” in Section A

•	Be alert to the possibility that unusual events, transactions, payment or invoice arrangements could be symptoms of tax evasion

1.7	Conflicts of Interest

Always make decisions in the best interests of Micro Focus Your personal relationships, external activities, other interests, or those of a third party should not influence or appear to influence decisions made on behalf of Micro Focus.

Avoid situations that may put your interests (or those of a family member, friend or other connected third party) in potential conflict with Micro Focus. Actual or even perceived conflicts of interest can give rise to significant reputational damage. Discuss any potential conflicts of interest with your manager. If required, contact the Micro Focus Legal Team for advice.

Your Key Obligations

•
Avoid any situation that could be perceived as a potential conflict of interest. This includes conducting business with someone with whom you have a close personal relationship, such as a family member or where engaged in outside employment or other activities

•	Avoid any other employment activity, directorships or investments outside of Micro Focus if they present a potential conflict

•
Avoid any personal or family financial interest (such as investments or ownership in a Micro Focus customer, business partner or competitor) if such financial interest could improperly influence your judgment in your Micro Focus role

•
Avoid receiving personal benefits from others because of your status as a Micro Focus employee. You may not receive any personal profit or advantage other than your compensation from Micro Focus in connection with any transaction involving Micro Focus

•
Although Micro Focus encourages volunteering, including your personal involvement in charitable organisations, your charitable and political activities must be kept separate from your role at Micro Focus

•
Political activities (such as political campaigning and political lobbying) should not be undertaken on behalf of or relating to Micro Focus or using Micro Focus facilities, equipment or assets unless specifi approved by the Board

Micro Focus Code of Conduct | Section C

Anti-Bribery and Corruption Policy
Gifts and Hospitality Policy

Q. What is a conflict of interest?
A. A conflict of interest arises in the workplace when you or a third party acting on behalf of Micro Focus have competing interests or loyalties that are, or potentially could, conflict with the interests of Micro Focus.

“If in doubt, withdraw from decision-making in which there may be a conflict of interest until you have discussed further with your manager or the Legal Team.”

1.8	International Trade

Micro Focus is subject to, and is committed to complying with, laws that control the export and re-export of its products and technology in every country where it operates.

These rules apply because of the nature of the product (for example, cryptographic capabilities) and/or the destination of the product (for example, high-risk countries which are subject to specific restrictions).

Non-compliance can trigger criminal consequences and significant commercial repercussions.

Your Key Obligations

•	Immediately cease all activities and notify the Legal and Global Trade Teams if you become aware that a transaction which you are working on involves any sanctioned countries

•	Obtain guidance from the Global Trade Team to ensure that all transfers of products, services and technology comply with applicable laws

•	Retain all import, export and customs records and controls

•	Ensure compliance with immigration and export control laws and obtain proper authorisations (including work permits and visas) in each country when working on behalf of Micro Focus

•	Comply with Micro Focus international trade rules, controls, policies and procedures

Global Trade Team intranet page

Micro Focus Code of Conduct | Section C

1.9	Share Dealing and Insider Trading

Using ’inside information’ to deal in shares or options is illegal.

“Inside information” is information that has not been released to the public that a reasonable investor would consider important in deciding whether to buy, sell or hold stock, shares or options (“securities”).

Your Key Obligations

•	Do not trade in Micro Focus securities while you are aware of inside information about Micro Focus

•	Do not pass inside information about Micro Focus to others or make recommendations to others about the purchase or sale of Micro Focus securities while you are aware of the inside information

•
Do not trade in the securities of any other company while you are aware of inside information about that company or pass inside information about that company to others or make recommendations to others about the purchase or sale of that company’s securities while you are aware of the inside information

•	Recognise that exercising employee stock options would be considered a “trade”

•	Comply with the Micro Focus Share Dealing Code and any restrictions that may be applicable to you individually or notified to you

Share Dealing Code

2 Records and Sensitive Information We maintain accurate business records and respect data privacy

2.1	Accurate Business Records

Ensure our business books and records, including contracts, are true, accurate and meet legal record keeping obligations.

Your Key Obligations

•	Create business records, including contracts, that accurately reflect the truth of the underlying transaction or event

•	Comply with financial policies, reporting guidelines and the Chart of Approvals

•	Sign documents, including contracts, only if you believe they are accurate and truthful, and if you are authorised to sign in accordance with the Chart of Approvals

•	Do not enter into any side letters or side agreements

•	Remember that email and other electronic communications may be business records; avoid exaggeration, derogatory language and other expressions that could be taken out of context

•	Do not establish any undisclosed or unrecorded Micro Focus fund or asset for any purpose

•	Retain, protect and dispose of records in accordance with Micro Focus policies on Retention, Information Security, Privacy and other relevant policies

Micro Focus Accounting Policy
Information Security Policy
Internal Data Protection Policy

Micro Focus Code of Conduct | Section C

2.2	Information Security

Protect the confidentiality, integrity and availability of our data.

Micro Focus faces many risks to its information, operations and reputation, both externally and internally, including malware, cyber criminals, hackers, fraud, data theft, accidental or deliberate damage and loss of intellectual property. All employees are responsible for ensuring that the information collected and used by Micro Focus is protected.

Your Key Obligations

•	Be aware of your security responsibilities by taking information security training and observing relevant policies, instructions and guidance

•	Ensure information is only stored on mobile devices in accordance with the relevant Micro Focus policies and procedures, including the Information Security Policy and privacy policies

•	Protect and encrypt Micro Focus information when held on mobile devices (e.g. via passwords)

•	Ensure access permissions for shared platforms (e.g. Sharepoint) are set appropriately. Review regularly to ensure access is limited to those who need to know

•	Ensure that Micro Focus information is stored and backed up so as to ensure integrity and availability

•	Do not share login details with anyone else—ensure that passwords are strong and in compliance with Micro Focus password standards and are unique for different services

•
Workspaces must be secure, including the locking of any device when not in use and ensuring that confidential information cannot be accessed by anyone not authorised. Protect Micro Focus information when working remotely

•
Manage and mark information in accordance with the classification of that information (e.g. confidential, internal or public). Personal data, including sensitive personal data, require additional safeguards - please see section 2.3 Data Privacy

•	Report information security incidents promptly

•	Do not use unsecured wifi for confidential work

•	Log out of general access computers e.g. in airports or cafes

Information Security Policy
Internal Data Protection Policy

2.3	Data Privacy

Protect the personal data we hold about individuals to ensure their privacy Comply with all applicable data protection laws and regulations (“Data Protection Regulations”) and Micro Focus policies when doing so.

Every employee within Micro Focus must conduct themselves and manage personal data in accordance with Data Protection Regulations.

Your Key Obligations

•
Use personal data fairly and lawfully and ensure individuals are aware of how we will use their personal data. Personal data means anything that can identify an individual, including their name, address, email address or even their ISP number

•	Only collect it for specific, legitimate purposes and only use it for those purposes

•	Only collect the amount of personal data that is adequate, relevant, and not excessive for what is actually needed for the purposes for which it has been collected

•	Keep any personal data accurate and up to date

•	Keep personal data for only as long as it is needed

•
Process personal data only in a manner that ensures appropriate security of that information (including protection against unauthorised or unlawful processing, accidental loss, destruction of or damage to that information, using appropriate technical and organisational measures)

Micro Focus Code of Conduct | Section C

•
Do not share personal data with other organisations unless Micro Focus has a lawful basis for doing so and the consent of the individual (if necessary). Do not transfer any personal data to another Micro Focus company or a third party without a written agreement being put in place. Check with the Legal team

•
Additional safeguards are required for sensitive personal data (data relating to racial or ethnic origin, political opinions, trade union membership, physical or mental health, sexual life, criminal offences committed or allegedly committed)

Internal Data Protection Policy
Internal Data Protection Policy
Guidance for Human Resources Direct Marketing Policy
Personal Data Sharing and Data Export Policy

2.4	Acceptable Use of Company Equipment and Other Resources

Equipment, systems, services, networks and software and other assets provided by Micro Focus or used in business activities belong to Micro Focus and, as a general rule, are for business use only Personal use of Micro Focus assets must be kept to a minimum.

Your Key Obligations

•	All equipment issued to you and all systems to which you are given access remain the property of Micro Focus

•	Equipment is to be returned to Micro Focus when your employment ends

•	Avoid any usage that might lead to loss or damage, including the introduction of viruses or a breach of IT security

•	Do not use Micro Focus equipment or systems to violate the law or to access, create, store or send content that others might find offensive

•	You must comply with all software copyrights and restrictions for software used on Micro Focus computers

•	Making, installing, enquiring, or using unauthorised copies of any computer software is not permitted

•	Do not use corporate credit cards for personal use, unless this is specifically permitted by the applicable scheme rules in your country

•	Do not allow other people, including friends or family, to use Micro Focus resources

Information Security Policy

2.5 Intellectual Property, Confidential Information and Use of Brand’s

Micro Focus’ intellectual property (IP) and any confidential or sensitive information (confidential information) are valuable assets which we must record and protect. Every employee must ensure that we protect our IP and prevent any unauthorised use or disclosure of IP or confidential information (including where owned by third parties and in our possession or control).

Third party IP and confidential information must be used in accordance with written instructions or permissions (including contracts) given to us by the owners of such IP or information.

The use of the Micro Focus brand or any of the brands which are part of the Micro Focus group are strictly controlled and must only be used in accordance with the Micro Focus branding guidelines on Brand Central.

If you have any questions, please consult the Legal team.

Micro Focus Code of Conduct | Section C

Your Key Obligations

•
Only use and disclose Micro Focus, customer, business partner and supplier confidential information for valid business purposes, if authorised to do so, and if the appropriate protections are in place as provided by the Legal team

•
Include trademark, patent, copyright and confidentiality notices in texts and software in accordance with the Micro Focus branding guidelines on Brand Central and IP policies as provided by the Legal team

•	Properly label confidential information to indicate how it should be handled, distributed, and destroyed

•
Only share confidential information outside Micro Focus with authorised parties who have signed a confidentiality agreement or who are bound by confidentiality obligations and who have been advised that the information is confidential

•	Only share confidential information inside of Micro Focus with employees who have a need to know and who have been advised that the information is confidential

•	Follow Micro Focus procedures for reuse, redeployment and return of all your Micro Focus work equipment to protect confidential information

•
Comply with Micro Focus policies for the use of social media, including but not limited to user forums, blogs, social platforms (for example, Facebook, Twitter and others), chat rooms, and bulletin boards

•
Never discuss Micro Focus or customer, partner or supplier intellectual property, trade secrets and other confidential information on social media or with any unauthorised or inappropriate parties (be they internal or external)

•
Take appropriate security measures to protect confidential information from improper disclosure. Accurate records of receipt of confidential information should be kept especially where specific handling and disposal obligations apply

•	Immediately notify the Legal team if you discover any wrongful acquisition, use or disclosure of confidential information or if threatened or imminent

•	Only designated company representatives are authorised to make public any news or information about Micro Focus

•	Contact the Legal team if you have any questions

Information Security Policy
Brand Guidelines

3 People and the Environment We respect people and the environment
3.1	Equal Treatment

Ensure equal opportunities are offered to everyone.

Your Key Obligations

•
Do not discriminate against any employee or applicant for employment because of gender, colour, race, ethnicity, national origin, religion or belief, age, marital status, sexual orientation, gender identity and expression, disability, pregnancy, military status, protected genetic information, union membership or political affiliation

•	Comply with the Micro Focus Equal Opportunities Policy

•	Speak up if you are concerned that you or another member of the team have been the victim of discrimination of any kind. See “How to Raise a Concern” in Section A

Equal Opportunities

3.2	Anti-Harassment and Anti-Bullying

Do not harass or bully others Treat all people, inside and outside the company, with respect, dignity and courtesy.

Your Key Obligations

•	Do not behave in a disrespectful, hostile, violent, intimidating, threatening, bullying or harassing manner

•
Do not sexually harass others, including by way of unwelcome sexual advances, requests for sexual favours or the physical or computer image display of sexually-explicit posters, pictures, cartoons or drawings and other verbal or physical conduct of a sexual nature

•	Comply with the Micro Focus Anti-Harassment and Anti-Bullying Policy

•	Speak up if you believe you have been a witness to, or recipient of, harassing or bullying behaviour. See “How to Raise a Concern” in Section A

Anti-Harassment and Anti-Bullying Policy

Micro Focus Code of Conduct | Section C

3.3	Human Rights and Anti-Slavery

Protect and respect human rights and work with our business partners, and suppliers to do the same.

Your Key Obligations

•
Ensure that slavery, servitude, child labour, prison or forced labour, human trafficking and physical punishment do not occur in any operation of Micro Focus or our suppliers and other business partners

•	Comply with the Micro Focus Anti-Slavery and Human Trafficking Policy

•	Respect the right of employees to organise in labour unions and collectively bargain in accordance with local laws and established practices

•	Speak up if you are concerned about any possible violation of human rights at Micro Focus. See “How to Raise a Concern” in Section A

Anti-Slavery and Human Trafficking Policy

Speak up if you are concerned about any possible violation of Human Rights at Micro Focus. See “How to Raise a Concern” in section A.

3.4	Environment, Health, Safety and Security

Comply with all laws and Micro Focus policies concerning the environment, health, safety and security.

Your Key Obligations

•	Comply with the Micro Focus physical security policies and procedures, and ensure others do so in your workplace

•	Comply with the Micro Focus Environment, Health and Safety Policy

•	Complete all relevant Micro Focus training on health, safety and security when required to do so

•	Correct or report any health, safety or security threats immediately to your manager or facilities personnel

•	Do not sell, possess or use illegal drugs, or create a safety or business risk through drug use or intoxication while on Micro Focus property or while conducting Micro Focus business

•	Raise any concerns or incidents to the Security Services or Operations Team as appropriate

Environmental, Health and Safety Policy
Security Policy

We compete fairly
4.1	Antitrust and Competition Law

Comply with the antitrust and competition laws of all countries which are applicable to our business.

Your Key Obligations

•	Do not agree with competitors or channel partners to fix prices, limit supply or distribution or divide up customers, suppliers or markets

•	Do not discuss or exchange commercially sensitive information with competitors, whether directly or indirectly through another party

•	Raise any concerns to the Legal team or use the details for “How to raise a concern” in Section A

4.2	Obtaining and Using Competitor Information Appropriately

Do not request, accept, use or share confidential competitor information inappropriately Do not use inappropriate methods to obtain competitive intelligence.

Accepting confidential competitor information creates a risk that we may be accused of misusing it, and also risks preventing us from using ideas we develop on our own.

Your Key Obligations

•	Do not use competitor information which you hold under a duty of confidence, for example, relating to former employers

•	Do not induce anyone to violate any obligation of confidentiality they may owe, including obligations owed to current and former employers

•	Only accept confidential competitor information under a written agreement prepared and approved by Legal that defines and limits our obligations in dealing with it

•	Ensure that third parties acting on our behalf comply with equivalent standards

Responsible Marketing and Communications Our marketing and communications must be fair, accurate and truthful
5.1	Responsible Marketing and Communications

Marketing and communication must always be responsible and not misleading.
Our services must be fairly, accurately and truthfully represented to our customers.

Your Key Obligations

•	Represent our products and services fairly, accurately and truthfully

•	Do not create misleading impressions in any advertising, marketing or sales materials or presentations

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Protect the Micro Focus brand and marks and use them only with proper authorisation and in accordance with the Micro Focus branding guidelines on Brand Central and IP policies as provided by the Legal team

•	Do not make false or illegal claims about competitors or their products and services

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All communications with investors, analysts and the media regarding Micro Focus business must first be approved by the appropriate Micro Focus Communications, Investor Relations and/or Legal Team and in accordance with the Micro Focus Disclosure Policy

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If you can be identified as a Micro Focus employee in any personal communication or social media platform, including user forums, blogs, chat rooms and bulletin boards, you must include the text “Opinions expressed here are my own and do not represent those of Micro Focus or its entities”

Disclosure Policy
Brand Guidelines

6  Business Partners, Suppliers and Other Third Parties Our relationships with third parties are transparent, ethical and in line with standards expected of all our employees

6.1	Business Partners, Suppliers and Other Third Parties

Our relationships with business partners (including distributors, channel partners, agents, contractors and other intermediaries) and suppliers must be transparent, ethical and in line with standards expected of all our employees.

Third parties acting on our behalf often represent the “face” of our brand and their behaviour has a direct impact on the Micro Focus brand and reputation.

Your Key Obligations

•	Comply with Micro Focus’ due diligence requirements when appointing a business partner or supplier, and ensure that anti-bribery and corruption clauses are included in their contracts

•	Ensure business partners and suppliers meet our quality, delivery, service and are responsible corporate citizens. Suppliers must also meet our pricing standards

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Communicate to business partners and suppliers the high standards we require in the conduct of their business and in relation to their approach to ethics, human rights, management, health, safety and the environment

•	Report any concerns that a business partner or supplier is violating our standards

•	Escalate within Micro Focus if you become aware of business partners or suppliers who consistently fail to address violations of our standards

•	Ensure all business partner and supplier relationships are documented in signed written contracts

Global Procurement Policy

7 Investigations We take action when aware of misconduct

7.1	Investigations

Micro Focus is committed to ensuring that all internal investigations are conducted in a fair, impartial and thorough manner in compliance with all applicable laws.

An investigation is a formal fact-finding exercise to examine allegations of misconduct and other wrongdoing in order to determine whether they have occurred and, if so, to identify the person or persons responsible. Investigations identify areas where we need to improve our business controls and prevent issues from recurring in the future.

Your Key Obligations

•	Co-operate fully with all internal investigations and audits

•	Tell the whole truth when responding to an investigation or audit

•	Never alter or destroy records that are required for any litigation, investigation or audit, whether ongoing or anticipated

•	Do not discuss an internal investigation with anyone, inside or outside the company

•	Do not retaliate against anyone who raises a concern or question honestly and in good faith

Litigation and Investigations Policy